EXHIBIT 23.1



                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in this Registration Statement of Monsanto Company on Form S-8 of our report dated February 5, 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Staff Accounting Bulletin No. 101, REVENUE RECOGNITION IN FINANCIAL STATEMENTS), appearing in the Annual Report on Form 10-K of Monsanto Company for the year ended December 31, 2001 and our report dated June 24, 2002 appearing in the Annual Report on Form 11-K of the Monsanto Savings and Investment Plan for the period from July 1, 2001 (date of inception) to December 31, 2001 (fiscal year end), respectively.


/s/ Deloitte & Touche LLP

St. Louis, Missouri
August 9, 2002